EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") effective the 1st day of April, 2020 by and between Palayan Resources Inc. ("PLYN"), a Nevada corporation with office at 9300 Conroy Windermere Rd., #3250, Windermere, FL 34786, (the "Company" or "Party") and Irvine America MB Management, LLC (hereinafter "IAMBM"), 9300 Conroy Windermere Rd., #3250, Windermere FL 34786 and James E Jenkins (hereinafter "Jenkins"), 9300 Conroy Windermere Rd., #3250, Windermere FL 34786 ("Executive" or "Party"). Company, IAMBM, and Executive collectively referred to herein as Parties.

WHEREAS, Executive, by and through IAMBM shall serve as an employee, officer and director of Company, and

WHEREAS, Company desires to employ Jenkins by and through IAMBM with Company, and

WHEREAS, IAMBM, Executive and Company desire to memorialize their understandings with respect to the employment of Executive,

NOW THEREFORE, IN VIEW OF THE FOREGOING, AND IN FURTHER CONSIDERATION OF THE MUTUAL PROMISES HEREINAFTER SET FORTH, THE PARTIES HERETO DO HEREBY AGREE AS FOLLOWS:

Article 1. EMPLOYMENT. Company agrees to employ Executive and Executive agrees to serve Company, during the term of employment described in Article 2 which may be extended pursuant to the terms described therein.

Article 2. TERM. This Agreement shall continue for a period of three (1) year(s) ("Term") from April 1, 2020 and shall be automatically renewed and extended, providing the renewed terms are mutually agreeable to the parties, unless on or before Ninety (90) days prior to the conclusion of the Term or any extended term, Company or Executive gives written notice to the other of intention not to extend the Term, which term would otherwise be automatically extended for further periods of One (1) year each. Company shall endeavor to provide notification to IAMBM and Executive that the Term has been so extended, but the failure to provide such notice shall not limit the rights of the Parties under this section.

Article 3. DUTIES, POSITION and DEFINITIONS.

Executive shall devote his time and best efforts to the business and affairs, except that Executive may have other business investments and participate in other business ventures which may, from time to time, require Executive's time, but which shall not interfere or be inconsistent with Executive's duties hereunder and except that Executive may devote a reasonable amount of time to attending to investments and the like.

POSITION. Executive shall serve as Company's CEO and Director of Company.

DUTIES - GENERAL DESCRIPTION. The CEO is expected to review and understand the organization's articles of incorporation and by-laws, policies and procedures, financial and legal situation, and strategic plan. As the board ambassador, the CEO acts as a spokesperson to the larger community. Executive shall perform various services for the Company as are customary in the industry and as directed from time to time by Company's Board of Directors, and as set forth in Exhibit "1".

The CEO makes sure board resolutions are carried out and sets the agendas which are focused on key strategic issues, recruits new board members whose vision aligns with the organization. The CEO appoints committee chairs and serves ex officio on committees.

REPORTING. Executive shall report as requested to the Board of Directors.

LOCATION. Executive shall be based in Florida.

TERRITORY. Executive's geographic area of responsibilities shall be as determined by Company's business.

Article 4. COMPENSATION. During the term, hereof, Company shall pay to Executive an annual salary as follows:

a. Seventy-Five Hundred and no/100 dollars ($7,500) USD per month payable monthly on the first day of the month paid directly to IAMBM on behalf of executive.

Article 5. REIMBURSEMENT of EXPENSES. Executive is authorized to incur reasonable expenses for promoting the business of Company, limited to travel, entertainment and like expenses. All expenses shall be itemized on a standard Company form along with proof of the expenses furnished to Company's Treasurer/CFO and Executive shall upon such itemization and approval by Company's Treasurer/CFO, be reimbursed by the Company within Two (2) weeks after submittal by Executive.

Article 6. BENEFITS. Executive shall be entitled to the benefits and to such other fringe benefits as Company may generally extend to executive employees of Company, including without limitation health and hospitalization for Executive and his family when available to employees.

Article 7. BONUS. N/A

Article 8. SEVERANCE PAYMENTS UPON TERMINATION. The Company shall continue to pay Executive his base salary in effect at the time of such termination for the balance of the Employment Contract following the date of termination ("Severance Payments"). The Severance Payments shall be made on the Company's normal payroll dates and will be subject to standard deductions and withholdings. Notwithstanding the foregoing, pursuant to Articles 14, 15 & 16 of this Agreement (relating to a termination of benefits in the event Executive competes with the Company or solicits on behalf of another person or entity), the Severance Payments shall cease as of the date Executive enters into an activity in competition with the Company or solicits the Company's employees, consultants or independent contractors, as determined solely by the Company, and Executive shall have no further rights to such benefits.

Article 9. TERMINATION. Executive may terminate his employment with the Company (1) for Good Reason within sixty (60) consecutive days following the occurrence of an event or events constituting such Good Reasons; or (2) for the convenience of Executive.

(a) GOOD REASON. If Executive voluntarily terminates his employment with Good Reason, Executive shall receive the Severance Payments and other benefits set forth in Article 9 above. For the purposes of this Agreement, Good Reason means (i) substantial reduction of Executive's rate of compensation as set forth in Article 4 of this Agreement; (ii) change in Executive's responsibilities, authority, title or office resulting in diminution of position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by the Company promptly after notice thereof is given by Executive; (iii) request that Executive relocate his current residence, unless Executive accepts such relocation request; (iv) material reduction in Executive's duties; (v) failure or refusal of a successor to the Company to assume the Company's obligations under this Agreement; or (vi) material breach by the Company or any successor to the Company of any of the material provisions of this Agreement.

(b) FOR CAUSE. If the Company terminates Executive's employment for Cause, Executive shall not be entitled to receive any payments or benefits under the provisions of this Agreement, except as otherwise specifically set forth herein, and the Company shall cease paying compensation or providing benefits to Executive as of Executive's termination date. For purposes of this Agreement, Cause shall mean misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) willful breach of the Company's policies; (iv) intentional damage to the Company's property; (v) material breach of this Agreement; or (vi) conduct by Executive which in the good faith and reasonable determination of the Board

demonstrates unacceptable job performance or gross unfitness to serve. Physical or mental disability shall not constitute Cause.

Article 10. WARRANTY, REPRESENTATION and INDEMNIFICATION. Executive represents he is not presently a party to any prior agreement or understanding with a former employer or with any other person or business or any other legal restriction or obligation which would in any manner prohibit, impede, or hinder Executive's employment with or performance of Executive's duties during employment by Company.

Article 11. CONFIDENTIAL INFORMATION. Executive agrees Company's products, services, production techniques, product and service development, operating procedures, pricing structure, customer requirements, customer lists, "know-how", "show-how", marketing, and certain other information (collectively "Company Confidential Information") are proprietary and confidential and are the property of Company. Executive further agrees that in order to enable Company to perform services for its customers, such customers may furnish to Company, confidential information concerning their business, property, methods of operation, or other data ("Customer Confidential Information"). Executive agrees that the goodwill of Company depends upon, among other things, the Company, Executive and its other employees protecting such Confidential Information. Company and Customer Confidential Information is collectively referred to in this Agreement as "Confidential Information".

Article 12. NON-DISCLOSURE. Executive agrees, except as directed by Company, Executive will not at any time, whether during or after his employment with Company, disclose to any party or person or use any Confidential Information, or permit any person to examine and/or make copies of any documents which contain or are derived from Confidential Information, whether prepared by Executive or otherwise coming into Executive's possession or control, without the prior written permission of Company; unless such Confidential Information comes into the public domain through no action of Executive.

Article 13. POSSESSION. Executive agrees that upon request by Company, and in any event upon termination of employment, Executive shall turn over to Company any and all documents, papers or other material in his possession (in any format) or under Executive's control which may contain or be derived from Confidential Information, together with all documents, notes or other work product (in any format) which is connected with or derived therefrom in Executive's possession. Executive agrees he shall have no proprietary interest in any work product, inventions, patents, or property, developed or used by Executive and/or arising out of his employment by Company. Executive shall, from time to time, as may be requested by Company, do all things which may be necessary or appropriate to establish or document Company's ownership of any such work product, property, patents, and inventions, including, but not limited to, execution of appropriate assignments.

Article 14. SOLICITATION of the COMPANY'S CUSTOMERS. Without limiting anything contained elsewhere in this Agreement, if Executive's employment with the Company terminates for any reason, Executive shall not, for a period of One (1) year from the date of termination, within the Territory, have any business dealings whatsoever, either directly or indirectly or through any business entity or associates with customers of the Company or its subsidiaries or any person or firm which has contacted or been contacted by the Company as a potential customer of the Company; and Executive shall keep in strictest confidence, both during the Executive's employment and subsequent to termination of employment, and shall not during the period of employment or at any time thereafter disclose or divulge to any person, firm or corporation, or use directly or indirectly, for Executive's own benefit or the benefit of others, any information which in good faith and good conscience ought to be treated as Confidential Information including, without limitation, information relating to customer requirements and pricing and billing, customer contact lists or any other Confidential Information.

Article 15. SOLICITATION of COMPANY'S EMPLOYEES. If Executive's employment with Company terminates for any reason, Executive shall not, for a period of One (1) year from the date of termination, hire or attempt to hire, either directly or indirectly or through business entities or associates any employee of the Company or its subsidiaries or affiliates.

Article 16. INJUNCTIVE RELIEF and NON-COMPETE. Executive acknowledges that disclosure of any Confidential Information, breach of any of the non-competitive covenants or agreements contained herein or solicitation of the Company's customers or employees in violation of this Agreement will give rise to irreparable injury to Company or customers of Company. Accordingly, Company or, where appropriate, a customer or

Executive of the Company may seek and obtain injunctive relief against Executive for breach of the unauthorized disclosure of Confidential Information. Executive agrees that in the event of termination of Employment with Company, Executive will not obtain employment (as an Executive, consultant or otherwise; directly or indirectly) in a business or business activities that are competitive with Company in Territory. In such event, Executive further agrees Executive's experience and capabilities are such that Executive can obtain employment in business activities which are of a different or non-competing nature with Executive's activities and duties as an Executive of the Company; and that the enforcement of a remedy hereunder by way of injunction does not prevent Executive from earning a reasonable livelihood. Executive further agrees that the covenants contained herein are necessary for the protection of the Company's legitimate business interests and are reasonable in scope and content and such covenants are adequately supported by the consideration to Executive hereunder.

Article 17. SURVIVABILITY. The provisions of this Agreement relating to confidentiality, non-disclosure, non-competition and non-solicitation contained in the above numbered Articles 11, 12 13, 14, 15, and 16 (inclusive) shall survive the termination of employment unless such termination is caused by the Company without just cause.

Article 18. ENFORCEABLILITY. The provisions of the Agreement shall be enforceable notwithstanding the existence of any claim or cause of action of Executive against the Company whether predicated on this Agreement or otherwise.

Article 19. WAIVER. The failure of either party to require the performance of any term or condition of this Agreement, or the waiver by either party of any breach of the Agreement shall not prevent a subsequent enforcement of any such term or any other term nor be deemed to be a waiver of any subsequent enforcement.

Article 20. ASSIGNMENT. Executive recognizes the Company is contracting for his personal services and therefore Executive shall not assign any of his duties, and any attempted or purported assignment shall be null and void. Notwithstanding the foregoing Executive may delegate certain of his responsibilities to subordinates and professionals contracted or employed by the Company, provided Executive shall have overall responsibility for the performance of such professionals and subordinates.

Article 21. GOVERNING LAW. The Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the doctrine of conflicts of law, and the Parties agree to be personally bound by the decisions, rulings and/or judgments issued by the courts of the State of Florida.

Article 22. ENTIRE AGREEMENT and NOTICES. This Agreement contains the entire agreement of the Parties relating to the subject matter hereof. This Agreement may be modified only by an instrument in writing signed by both Parties. Any notice to be given under this Agreement shall be sufficient if it is in writing and is sent by certified mail to Executive at his residential address as the same appears on the books and records of the Company or to the Company at its principal office, attention of the Board of Directors, or otherwise as directed by the Company, from time to time.

Article 23. ARBITRATION. Any disputes under this Agreement shall be settled by arbitration before the American Arbitration Association in Orlando, Florida, in accordance with the Commercial Rules then existing. Any judgment and/or award issued by such American Arbitration Association shall be binding upon the Parties hereto and may be entered in any court of competent jurisdiction.

Article 24. INCENTIVE PROGRAMS. In addition to the compensation of Executive in **Article 4**, Company shall pay Executive a cash bonus in accordance with the following:

(a) The Company through its Compensation Committee shall grant said Bonuses to Executive(s) based upon mergers, acquisitions, fee income, and EBIDTA, gross revenue and net asset value derived therefrom.

(b) Compensation. Incentives may be granted in the form of the companies restricted common stock.

Article 25. CONSULTING. If the Company terminates Executive's employment without Cause, or if Executive resigns for Good Reason within sixty (60) consecutive days following the occurrence of an event or

events constituting Good Reason, Executive may serve as a consultant to the Company under the terms specified below. The consulting relationship may commence and continue for a period agreed to by the Parties (the "Consulting Period").

(a) CONSULTING SERVICES. Executive shall provide consulting services to the Company in any area for which he is qualified by virtue of his education, experience and training upon request by a duly authorized officer of the Company. She agrees to exercise the highest degree of professionalism and to utilize his expertise and creative talents in performing these services. Executive agrees to make herself available to perform such consulting services throughout the Consulting Period, up to a maximum of twenty (20) hours per month.

(b) CONSULTING FEES AND BENEFITS.

i. CONSULTING FEES. In consideration for Executive's consulting services, the Company shall pay Executive for each month a fee equal to the greater of five hundred dollars ($1,500) or one hundred fifty dollars ($) per hour of consulting services performed during the month ("Consulting Fees") plus reimbursement of expenses for travel incurred by Executive during the performance of such services for the Company.

ii. TAXES AND WITHHOLDING. The Company will not withhold from the Management Fees any amount for taxes, social security or other payroll deductions. The Company will issue Executive a Form 1099 with respect to Executive's Consulting Fees. Executive acknowledges that he will be entirely responsible for payment of any such taxes, and he hereby indemnifies and holds harmless the Company from any liability for any taxes, penalties or interest which may be assessed by any taxing authority.

Article 26. SUPERCEDURE. This Agreement shall supersede all prior agreements between Executive and the Company. Further, in the event of a conflict between this Agreement and the Company, this Agreement shall control.

IN WITNESS, WHEREOF, the undersigned have hereunto set their hands as of April 3, 2020.

COMPANY:
Palayan Resources, Inc.

By: [signature]
Roy Y. Salisbury, Director

For and on behalf of Irvine America MB Management, LLC:
By: James E Jenkins, President/CEO

James Jenkins
Signature

For and on behalf of Executive:
By: James E Jenkins, President/CEO

James Jenkins
Signature